Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in this Registration Statement on Form S-3 ASR of our report dated November 29, 2023, with respect to the consolidated financial statements of Arrowhead Pharmaceuticals, Inc. and Subsidiaries appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2023. We also consent to the reference to us under the caption “Experts” in this Registration Statement.

We were dismissed as auditors on December 1, 2023, and accordingly, we have not performed any audit or review procedures with respect to any financial statements for periods after the date of our dismissal.

Rose, Snyder & Jacobs LLP

Encino, California

December 10, 2025